Exhibit 99.1

ArthroCare Names David Fitzgerald President and CEO

AUSTIN, TEXAS – October 26, 2009 – ArthroCare Corp. (Pink Sheets: ARTC.PK) today announced that David Fitzgerald has been appointed President and Chief Executive Officer of the Company.  Mr. Fitzgerald has served as ArthroCare’s Acting President and Chief Executive Officer since February and has been a member of the Company’s Board of Directors since 2003.

Peter Wilson, lead independent director of the Board, said, “David Fitzgerald’s strong leadership has been exactly what the Company needed as it works its way through a difficult period with many challenges, and the Board determined that continuity of his leadership is  important to ArthroCare’s future success.  The Board concluded that David has the personal passion, relevant experience, and respect of the organization that are needed to lead ArthroCare forward, and we are extremely pleased he has agreed to stay on in this executive capacity.”

Mr. Fitzgerald said, “I am delighted to continue leading ArthroCare.  My experiences as Acting President and Chief Executive Officer over the last eight months reinforce my confidence in the company and our future prospects.  Our Coblation® technology will enable us to capitalize on opportunities in the multi-billion dollar industry in which we operate, and I am confident ArthroCare is positioned for long term success.  We will continue to focus on improving patient outcomes by enhancing existing surgical procedures and enabling new, minimally invasive procedures, to re-build value for our shareholders.”

Mr. Fitzgerald, age 75, has been a member of the Company's Board of Directors since 2003.  He has served as a member of the Compensation and Audit Committees of the Board of Directors and will remain as a member of the Board of Directors. Prior to becoming a member of the Company's Board of Directors, he spent twenty-five years in executive management positions at Pfizer, Inc., serving as President and Chief Executive Officer of its Howmedica Orthopedics division during his last fifteen years with the company, as well as serving as Senior Vice President of Pfizer’s medical device group.  He was also a Vice President of Pfizer Corporation prior to retiring in 1996. He currently serves on the Board of Advisors of Sandvik MedTech. He served as Director and Chairman of the Board of Orthovita from 2001 to 2009 and he served on the Board of Directors of LifeCell Corporation from 2001 until the company was acquired by Kinetic Concepts, Inc. in 2008. He holds a B.S. from American International College and a M.B.A. from New York University.

ABOUT ARTHROCARE

Founded in 1993, ArthroCare Corp. is a highly innovative, multi-business medical device company that develops, manufactures and markets minimally invasive surgical products. With these products, ArthroCare targets a multi-billion dollar market opportunity across several medical specialties, significantly improving existing surgical procedures and enabling new, minimally invasive procedures. Many of ArthroCare’s products are based on its patented Coblation® technology, which uses low-temperature radiofrequency energy to gently and precisely dissolve rather than burn soft tissue — minimizing damage to healthy tissue. Used in more than four million surgeries worldwide, Coblation-based devices have been developed and marketed for sports medicine; spine/neurologic; ear, nose and throat (ENT); cosmetic; urologic and gynecologic procedures. ArthroCare also has added a number of novel technologies to its portfolio, including Opus Medical sports medicine, Parallax spine and Applied Therapeutics ENT products, to complement Coblation within key indications.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information provided herein includes forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Statements that are not historical facts are forward-looking statements.  Forward-looking statements are based on beliefs and assumptions by management and on information currently available to management.  Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events.  Additional factors that could cause actual results to differ materially from those contained in any forward-looking statement include, without limitation: the ability of the Company to fulfill its obligations with respect to the rights of the holders of the Series A Preferred Stock, including but not limited to the redemption rights and registration rights of the holders of the Series A Preferred Stock; the outcome of litigation and arbitration proceedings involving against the Company, including the final resolution of the Company’s arbitration with Gyrus Group, PLC and Ethicon, Inc.; unanticipated accounting issues or audit issues regarding the financial data for the periods being restated in the Company’s previously announced restatement; the ability of the Company and its independent registered public accounting firm to confirm information or data identified in the review of the Company’s internal controls and the review of insurance billing and healthcare fraud-and-abuse compliance practices conducted under the supervision of the Audit Committee of the Board of Directors (the reviews of internal controls and insurance reimbursement practices are collectively referred to herein as the “Reviews”); the likelihood that deficiencies in the Company’s internal controls constitute material weaknesses in the Company’s internal control over financial reporting; unanticipated issues regarding the Reviews that prevent or delay the Company’s independent registered public accounting firm from relying upon the Reviews or that require additional efforts, documentation, procedures, review or investigation; the Company’s ability to design or improve internal controls to address issues detected in the Reviews or by management in its reassessment of the Company’s internal controls; the impact upon the Company’s operations of the Reviews, legal compliance matters or internal controls, improvement and remediation; difficulties in controlling expenses, including costs of the Reviews, legal compliance matters or internal controls review, improvement and remediation; the Company’s ability to become current in its periodic reporting under the Exchange Act; the results of the investigations being conducted by the Staff of the Division of Enforcement of the Commission and the United States Attorneys’ offices in Florida and North Carolina; the impact on the Company of additional civil and criminal investigations by state and federal agencies and civil suits by private third parties involving the Company’s financial reporting and its previously announced restatement and its insurance billing and healthcare fraud-and-abuse compliance practices; general business, economic and political conditions; competitive developments in the medical devices market; changes in applicable legislative or regulatory requirements; the Company’s ability to effectively and successfully implement its financial and strategic alternatives, as well as business strategies, and manage the risks in its business; and the reactions of the marketplace to the foregoing.

ArthroCare Corp.
Corinne Ervin, 512-391-3907

or

Joele Frank, Wilkinson Brimmer Katcher
Andrea Priest or Jennifer Friedman, 212-355-4449